Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinzcompany.com	ir@kraftheinzcompany.com
THE KRAFT HEINZ COMPANY REPORTS
THIRD QUARTER 2015 RESULTS

•	Integration of Kraft and Heinz on track with leadership and organizational structure in place

•	GAAP net sales increased 136% due to the merger of Kraft and Heinz; Pro Forma Organic Net Sales[1] declined 2.0%

•	GAAP operating income declined 2.4%; Adjusted Pro Forma EBITDA[1] grew 4.8% on a constant currency basis

PITTSBURGH, Pa. and NORTHFIELD, Ill. - Nov. 5, 2015 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the third quarter of 2015. During the quarter, the company completed the merger of Kraft and Heinz.
“Our third quarter results reflect continued progress as we integrate these two great companies while driving greater accountability, discipline and efficiency,” said Kraft Heinz CEO Bernardo Hees. “As we implement and expand methodologies such as Zero Based Budgeting, Management by Objectives and revenue management, we expect to continue creating the freedom to invest in our business and accelerating long-term profitable sales growth.”

Q3 2015 Financial Summary

	For the Three Months Ended		Year-over-year Change
	September 27, 2015	September 28, 2014	Actual	FX	Divestitures	Organic
	(in millions, except per share data)
GAAP net sales	$6,120	$2,594	135.9%
GAAP operating income	399	409	(2.4)%
GAAP diluted EPS	$(0.27)	$(0.02)	nm

Pro forma net sales	$6,363	$6,993	(9.0)%	6.7 pp	0.3 pp	(2.0)%
Adjusted Pro Forma EBITDA	1,482	1,534	(3.4)%
Adjusted Pro Forma EPS[1]	$0.44	$0.46	(4.3)%
Pro forma net sales were $6.4 billion, down 9.0 percent from the year-ago period, primarily driven by a negative 6.7 percentage point impact from currency and a negative 0.3 percentage point impact from divestitures. Pro Forma Organic Net Sales decreased 2.0 percent versus the year-ago period. Net pricing increased 0.7 percentage points reflecting pricing gains in all segments. These pricing gains were held back by a negative impact of approximately 1.5 percentage points related to lower overall key commodity costs in the United States and Canada.2 Volume/mix declined 2.7 percentage points due to lower shipments in ready-to-drink beverages, foodservice, cheese and boxed dinners in the United States and Canada, partially offset by strong growth in Rest of World.
Adjusted Pro Forma EBITDA declined 3.4 percent to $1.5 billion due to a negative 8.2 percentage point impact from currency. Excluding currency, gains from cost savings initiatives3 and favorable pricing net of commodity costs were partially offset by unfavorable volume/mix. Adjusted Pro Forma EPS declined 4.3 percent, primarily reflecting the change in Adjusted Pro Forma EBITDA as well as the impact of a higher tax rate compared to prior year.

Q3 2015 Business Segment Highlights
United States

	For the Three Months Ended		Year-over-year Change
	September 27, 2015	September 28, 2014	Actual	FX	Divestitures	Organic
	(in millions)
Pro forma net sales	$4,541	$4,716	(3.7)%	—	—	(3.7)%
Segment Adjusted EBITDA	1,061	1,046	1.4%
United States pro forma net sales were $4.5 billion, down 3.7 percent versus the year-ago period. Net pricing increased 0.2 percentage points driven by higher net pricing across most categories that was held back by a negative impact of approximately 2.0 percentage points related to lower overall key commodity costs. Volume/mix declined 3.9 percentage points due to lower shipments in ready-to-drink beverages and boxed dinners that reflected category trends and higher net pricing, as well as lower foodservice shipments. These factors were partially offset by favorable volume/mix from product innovation in Lunchables, P3, coffee and cream cheese.
United States Segment Adjusted EBITDA increased 1.4 percent to $1.1 billion driven by gains from cost savings initiatives and favorable pricing net of commodity costs, primarily in cheese and meat, which were partially offset by unfavorable volume/mix and higher marketing expense.

Canada

	For the Three Months Ended		Year-over-year Change
	September 27, 2015	September 28, 2014	Actual	FX	Divestitures	Organic
	(in millions)
Pro forma net sales	$539	$665	(18.9)%	16.3 pp	—	(2.6)%
Segment Adjusted EBITDA	110	138	(20.3)%
Canada pro forma net sales were $539 million, down 18.9 percent versus the year-ago period, primarily due to a negative 16.3 percentage point impact from currency. Pro Forma Organic Net Sales declined 2.6 percent versus the year-ago period. Net pricing increased 2.6 percentage points, reflecting pricing actions across most categories related to higher input costs in local currency. Additionally, net pricing was held back by approximately 1.0 percentage point due to lower overall key commodity costs, primarily in dairy. Volume/mix declined 5.2 percentage points due to lower shipments in foodservice and the volume impact of higher net pricing in coffee, partially offset by growth in pasta sauces.

Canada Segment Adjusted EBITDA declined 20.3 percent to $110 million, primarily driven by a negative 17.9 percentage point impact from currency. Excluding currency, lower volume/mix and unfavorable pricing net of higher local input costs more than offset gains from cost savings initiatives.

Europe

	For the Three Months Ended		Year-over-year Change
	September 27, 2015	September 28, 2014	Actual	FX	Divestitures	Organic
	(in millions)
Pro forma net sales	$599	$696	(13.9)%	11.1 pp	3.3 pp	0.5%
Segment Adjusted EBITDA	222	205	8.3%
Europe pro forma net sales were $599 million, down 13.9 percent versus the year-ago period, due to a negative 11.1 percentage point impact from currency and a negative 3.3 percentage point impact from divestitures. Pro Forma Organic Net Sales increased 0.5 percent versus the year-ago period. Net pricing increased 0.4 percentage points driven by lower promotional spending in beans and higher pricing in ketchup that was partially offset by greater promotional activity in mayonnaise. Volume/mix increased 0.1 percentage points due to growth in ketchup and pasta, which was partially offset by lower volumes of infant nutrition in Italy and soup in the U.K.
Europe Segment Adjusted EBITDA increased 8.3 percent to $222 million due to gains from cost savings initiatives, lower input costs and favorable volume/mix, which were partially offset by a negative 15.4 percentage point impact from currency and increased marketing investments.

Rest of World4

	For the Three Months Ended		Year-over-year Change
	September 27, 2015	September 28, 2014	Actual	FX	Divestitures	Organic
	(in millions)
Pro forma net sales	$684	$916	(25.3)%	32.4 pp	—	7.1%
Segment Adjusted EBITDA	125	177	(29.4)%
Rest of World pro forma net sales were $684 million, down 25.3 percent versus the year-ago period, due to a negative 32.4 percentage point impact from currency, including a negative 12.8 percentage point impact from the devaluation of the Venezuelan bolivar taken in June. Pro Forma Organic Net Sales increased 7.1 percent versus the year-ago period. Net pricing increased 2.9 percentage points primarily due to input cost-related price increases in RIMEA.4 Volume/mix increased 4.2 percentage points due to growth in Asia Pacific, particularly in Indonesia and China.
Rest of World Segment Adjusted EBITDA declined 29.4 percent to $125 million due to a negative 43.7 percentage point impact from currency that was partially offset by gains from cost savings initiatives.

End Notes

1.
Pro Forma Organic Net Sales, Adjusted Pro Forma EBITDA and Adjusted Pro Forma EPS are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations on Schedules 3, 4, 5 and 6 at the end of this press release for more information.

2.	The Company's key commodities in the United States and Canada are dairy, meat, coffee and nuts.

3.	Cost savings initiatives include the Company's integration, restructuring and ongoing productivity efforts.

4.	Rest of World is comprised of three operating segments: Asia Pacific; Latin America; and, Russia, India, the Middle East and Africa (“RIMEA”).

Webcast and Conference Call Information
A webcast of The Kraft Heinz Company's third quarter 2015 earnings conference call will be available at ir.kraftheinzcompany.com. The call begins today at 5 p.m. Eastern time.

ABOUT THE KRAFT HEINZ COMPANY
The Kraft Heinz Company (NASDAQ: KHC) is the third-largest food and beverage company in North America and the fifth-largest food and beverage company in the world, with eight $1 billion+ brands. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Weight Watchers Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.
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Forward-Looking Statements
This release contains a number of forward-looking statements. Words such as “continue,” “progress,” “drive,” “implement,” “expect,” “invest,” “accelerate,” “create” and variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding sales growth, integration, investments, impacts of certain business methodologies and company performance. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control.
Important factors that affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition; the Company’s ability to maintain, extend and expand its reputation and brand image; the Company’s ability to differentiate its products from other brands; the consolidation of retail customers; changes in relationships with significant customers and suppliers; the Company’s ability to predict, identify and interpret changes in consumer preferences and demand; the Company’s ability to drive revenue growth in its key product categories, increase its market share and add products; an impairment of the carrying value of goodwill or other indefinite-lived intangible assets; volatility in commodity, energy and other input costs; changes in the Company’s management team or other key personnel; execution of the Company’s international expansion strategy; changes in laws and regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; failure to successfully integrate the Company; the Company’s ability to complete or realize the benefits from potential and completed acquisitions, alliances, divestitures or joint ventures; economic and political conditions in the nations in which it operates; the volatility of capital markets; increased pension, labor and people-related expenses; volatility in the market value of all or a portion of the derivatives the Company uses; exchange rate fluctuations; disruptions in information technology networks and systems; the Company’s inability to protect intellectual property rights; impacts of natural events in the locations in which the Company or its customers, suppliers or regulators operate; the Company’s indebtedness and ability to pay such indebtedness; the Company’s dividend payments on its Series A Preferred Stock; tax law changes or interpretations; pricing actions; and other factors. For additional information on these and other factors that could affect the forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its most recently filed Quarterly Report on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this release, except as required by applicable law or regulation.

Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information (the “financial information”) presented in this release illustrates the estimated effects of the merger (the “2015 Merger”) consummated on July 2, 2015 of Kraft Foods Group, Inc. (“Kraft”) with and into a wholly-owned subsidiary of H.J. Heinz Holding Corporation (“Heinz”), the related equity investments and common stock conversion, the application of the acquisition method of accounting, and conformance of accounting policies. The financial information is presented as if the 2015 Merger had been consummated on December 30, 2013, the first business day of the Company’s 2014 fiscal year, and combine the historical results of Kraft and Heinz. For additional information on the 2015 Merger, please refer to the Company’s filings with the SEC.
The financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the completion of the acquisition. The Company utilized estimated fair values at the closing date of the 2015 Merger for the preliminary allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed. During the measurement period, the Company will continue to obtain information to assist in determining the fair value of net assets acquired, which may differ materially from these preliminary estimates.
The historical consolidated financial statements have been adjusted in the accompanying financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) are expected to have a continuing impact on the results of operations of the combined company.
The financial information has been prepared based upon currently available information and assumptions deemed appropriate by management. This financial information is not necessarily indicative of what the Company’s results of operations actually would have been had the 2015 Merger been completed as of December 30, 2013. In addition, the financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or any integration costs that may result from the 2015 Merger.
This information should be read in conjunction with historical financial statements and accompanying notes filed with the SEC. Certain reclassifications have been made to the historical Kraft and Heinz results to align accounting policies and eliminate intercompany sales in all periods presented.

Non-GAAP Financial Measures
To supplement the financial information, the Company has presented Pro Forma Organic Net Sales, Adjusted Pro Forma EBITDA and Adjusted Pro Forma EPS, which are considered non-GAAP financial measures. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, the financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are provided.
The non-GAAP financial measures presented in this release may differ from non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. Pro Forma Organic Net Sales, Adjusted Pro Forma EBITDA and Adjusted Pro Forma EPS are not substitutes for their comparable GAAP financial measures, such as net sales, operating income, diluted earnings per share (“EPS”), or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
The Company defines Pro Forma Organic Net Sales as pro forma net sales excluding the impact of currency, acquisitions and divestitures. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of Venezuela following the Company's June 28, 2015 devaluation of the Venezuelan bolivar and remeasurement of assets and liabilities of its Venezuelan subsidiary, for which it calculates the previous year's results using the current year's exchange rate. Management believes that presenting Pro Forma Organic Net Sales is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items; (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance; and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company's results.
The Company defines Adjusted Pro Forma EBITDA as pro forma operating income/(loss) excluding the impacts of depreciation and amortization (including amortization of postretirement benefit plans prior service credits), integration and restructuring expenses, merger costs, unrealized gains/(losses) on commodity hedges, equity award compensation expense, impairment losses, gains/(losses) on the sale of a business, and nonmonetary currency devaluation. We also present Adjusted Pro Forma EBITDA on a constant currency basis. The Company calculates the impact of currency on Adjusted Pro Forma EBITDA by holding exchange rates constant at the previous year's exchange rate, with the exception of Venezuela following the Company's June 28, 2015 devaluation of the Venezuelan bolivar and remeasurement of assets and liabilities of its Venezuelan subsidiary, for which it calculates the previous year's results using the current year's exchange rate. Adjusted Pro Forma EBITDA is a tool intended to assist management in comparing the Company's performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect core operations. The definition of Adjusted Pro Forma EBITDA may not be comparable to similarly titled measures used by other companies.
The Company defines Adjusted Pro Forma EPS as pro forma diluted EPS excluding the impacts of integration and restructuring expenses, merger costs, unrealized gains/(losses) on commodity hedges, impairment losses, gains/(losses) on the sale of a business, and nonmonetary currency devaluation. Management uses Adjusted Pro Forma EPS to assess operating performance on a consistent basis.

See the attached schedules for supplemental financial data, which includes the financial information, the non-GAAP financial measures and corresponding reconciliations for the relevant periods.

		Schedule 1
The Kraft Heinz Company Condensed Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended
	September 27, 2015	September 28, 2014
Net sales	$6,120	$2,594
Cost of products sold	4,492	1,827
Gross profit	1,628	767
Selling, general and administrative expenses	1,229	358
Operating income	399	409
Interest expense	460	167
Other expense, net	108	28
(Loss)/income before income taxes	(169)	214
(Benefit from)/provision for income taxes	(49)	40
Net (loss)/income	(120)	174
Net income attributable to noncontrolling interest	3	2
Net (loss)/income attributable to Kraft Heinz	(123)	172
Preferred dividend	180	180
Net loss attributable to common shareholders	$(303)	$(8)

Basic shares outstanding	1,142	377
Diluted shares outstanding	1,142	377

Per share data applicable to common shareholders:
Basic loss per share	$(0.27)	$(0.02)
Diluted loss per share	$(0.27)	$(0.02)
Note: The condensed consolidated statements of income for the three months ended September 27, 2015 and September 28, 2014 reflect the results for Heinz for both periods and the results of Kraft Heinz for the period after the 2015 Merger occurred on July 2, 2015.

		Schedule 2
The Kraft Heinz Company Pro Forma Condensed Combined Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended
	September 27, 2015	September 28, 2014
Net sales	$6,363	$6,993
Cost of products sold	4,314	4,893
Gross profit	2,049	2,100
Selling, general and administrative expenses	1,397	1,002
Operating income	652	1,098
Interest expense	460	274
Other expense, net	108	20
Income before income taxes	84	804
(Benefit from)/provision for income taxes	69	194
Net income	15	610
Net income attributable to noncontrolling interest	3	2
Net income attributable to Kraft Heinz	$12	$608
Preferred dividend	180	180
Net (loss)/income attributable to common shareholders	$(168)	$428

Basic common shares outstanding	1,213	1,192
Diluted common shares outstanding	1,213	1,222

Per share data applicable to common shareholders:
Basic (loss)/earnings per share	$(0.14)	$0.36
Diluted (loss)/earnings per share	$(0.14)	$0.35
Note: The pro forma condensed combined statements of income for the three months ended September 27, 2015 and September 28, 2014 reflect the results of operations of Kraft and Heinz as if they had been combined in both periods presented. Refer to Schedules 8 and 9 for additional information.

					Schedule 3
The Kraft Heinz Company Reconciliation of Pro Forma Net Sales to Pro Forma Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Pro Forma Net Sales	Impact of Currency	Impact of Divestitures	Pro Forma Organic Net Sales	Price	Volume/Mix
September 27, 2015
United States	$4,541	$—	$—	$4,541
Canada	539	108	—	647
Europe	599	74	—	673
Rest of World	684	153	—	837
	$6,363	$335	$—	$6,698

September 28, 2014
United States	$4,716	$—	$—	$4,716
Canada	665	—	—	665
Europe	696	—	(26)	670
Rest of World	916	(134)	—	782
	$6,993	$(134)	$(26)	$6,833

Year-over-year growth rates
United States	(3.7)%	0.0 pp	0.0 pp	(3.7)%	0.2 pp	(3.9) pp
Canada	(18.9)%	16.3 pp	0.0 pp	(2.6)%	2.6 pp	(5.2) pp
Europe	(13.9)%	11.1 pp	3.3 pp	0.5%	0.4 pp	0.1 pp
Rest of World	(25.3)%	32.4 pp	0.0 pp	7.1%	2.9 pp	4.2 pp
	(9.0)%	6.7 pp	0.3 pp	(2.0)%	0.7 pp	(2.7) pp

Note: The reconciliation of pro forma net sales to Pro Forma Organic Net Sales reflects the results of Kraft and Heinz as if they had been combined in both periods presented.

		Schedule 4
The Kraft Heinz Company Reconciliation of Pro Forma Operating Income to Adjusted Pro Forma EBITDA (in millions) (Unaudited)
	For the Three Months Ended
	September 27, 2015	September 28, 2014
Pro forma operating income	$652	$1,098
Depreciation and amortization (excluding integration and restructuring expenses)	193	222
Integration and restructuring expenses	482	163
Merger costs	139	15
Unrealized losses on commodity hedges	—	10
Equity award compensation expense	16	26
Adjusted Pro Forma EBITDA	$1,482	$1,534

Segment Adjusted EBITDA:
United States	$1,061	$1,046
Canada	110	138
Europe	222	205
Rest of World	125	177
General corporate expenses	(36)	(32)
Adjusted Pro Forma EBITDA	$1,482	$1,534
Note: The reconciliation of pro forma operating income to Adjusted Pro Forma EBITDA reflects the results of Kraft and Heinz as if they had been combined in both periods presented.

		Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted Pro Forma EBITDA to Constant Currency Adjusted Pro Forma EBITDA (dollars in millions) (Unaudited)
	For the Three Months Ended
	Adjusted Pro Forma EBITDA	Impact of Currency	Constant Currency Adjusted Pro Forma EBITDA
September 27, 2015	$1,482	$76	$1,558

September 28, 2014	$1,534	$(47)	$1,487

Year-over-year growth rates	(3.4)%	8.2 pp	4.8%
Note: The reconciliation of Adjusted Pro Forma EBITDA to Constant Currency Adjusted Pro Forma EBITDA reflects the results of Kraft and Heinz as if they had been combined in both periods presented.

		Schedule 6
The Kraft Heinz Company Reconciliation of Pro Forma Diluted EPS to Adjusted Pro Forma EPS (Unaudited)
	For the Three Months Ended
	September 27, 2015	September 28, 2014
Pro forma diluted EPS	$(0.14)	$0.35
Integration and restructuring expenses	0.27	0.09
Merger costs	0.31	0.01
Unrealized losses on commodity hedges	—	0.01
Adjusted Pro Forma EPS	$0.44	$0.46

Note: The reconciliation of pro forma diluted EPS to Adjusted Pro Forma EPS reflects the results of Kraft and Heinz as if they had been combined in both periods presented.

		Schedule 7
The Kraft Heinz Company Condensed Consolidated Balance Sheets (in millions) (Unaudited)
	September 27, 2015	December 28, 2014
ASSETS
Cash and cash equivalents	$4,437	$2,298
Trade receivables	1,613	851
Inventories	2,981	1,185
Other current assets	1,380	581
Total current assets	10,411	4,915
Property, plant and equipment, net	6,432	2,365
Goodwill	46,750	14,959
Intangible assets, net	56,693	13,188
Other assets	1,506	1,108
TOTAL ASSETS	$121,792	$36,535
LIABILITIES AND EQUITY
Trade payables	$2,719	$1,651
Accrued marketing	732	297
Accrued postemployment costs	401	15
Income taxes payable	410	232
Other current liabilities	1,484	897
Total current liabilities	5,746	3,092
Long-term debt	25,250	13,358
Deferred income taxes	19,684	3,867
Accrued postemployment costs	3,019	244
Other liabilities	734	289
TOTAL LIABILITIES	54,433	20,850
Redeemable noncontrolling interest	22	29
9.00% Series A cumulative redeemable preferred stock	8,320	8,320
Equity:
Common stock, $.01 par value	12	4
Warrants	—	367
Additional paid-in capital	59,622	7,320
Retained deficit	(196)	—
Accumulated other comprehensive losses	(613)	(574)
Treasury stock, at cost	(14)	—
Total shareholders' equity	58,811	7,117
Noncontrolling interest	206	219
TOTAL EQUITY	59,017	7,336
TOTAL LIABILITIES AND EQUITY	$121,792	$36,535
Note: The condensed consolidated balance sheet at September 27, 2015 reflects the financial position of Kraft Heinz. The condensed consolidated balance sheet at December 28, 2014 reflects only the financial position of Heinz, because the 2015 Merger occurred on July 2, 2015.

				Schedule 8
The Kraft Heinz Company Pro Forma Condensed Combined Statement of Income For the Three Months Ended September 27, 2015 (in millions, except per share data) (Unaudited)
	Kraft Heinz	Historical Kraft (a)	Pro Forma Adjustments		Pro Forma
Net sales	$6,120	$243	$—		$6,363
Cost of products sold	4,492	169	(347)	(b)	4,314
Gross profit	1,628	74	347		2,049
Selling, general and administrative expenses	1,229	264	(96)	(c)	1,397
Operating income/(loss)	399	(190)	443		652
Interest expense	460	—	—		460
Other expense, net	108	—	—		108
(Loss)/income before income taxes	(169)	(190)	443		84
(Benefit from)/provision for income taxes	(49)	(52)	170	(d)	69
Net (loss)/income	(120)	(138)	273		15
Net income attributable to noncontrolling interest	3	—	—		3
Net (loss)/income attributable to Kraft Heinz	$(123)	$(138)	$273		$12
Preferred dividend	180	—	—		180
Net (loss)/income attributable to common shareholders	$(303)	$(138)	$273		$(168)

Basic common shares outstanding					1,213
Diluted common shares outstanding					1,213

Per share data applicable to common shareholders:
Basic (loss)/earnings per share					$(0.14)
Diluted (loss)/earnings per share					$(0.14)

(a) Historical Kraft reflects activity for the period from June 28, 2015 to July 2, 2015, prior to the 2015 Merger.
(b) Represents the elimination of nonrecurring non-cash costs related to the fair value adjustment of Kraft's inventory in purchase accounting.
(c) Represents the elimination of nonrecurring deal costs incurred in connection with the 2015 Merger.
(d) Represents the income tax effect of pro forma adjustments utilizing a 38.5% weighted average statutory tax rate.

				Schedule 9
The Kraft Heinz Company Pro Forma Condensed Combined Statement of Income For the Three Months Ended September 28, 2014 (in millions, except per share data) (Unaudited)
	Historical Heinz	Historical Kraft	Pro Forma Adjustments		Pro Forma
Net sales	$2,594	$4,399	$—		$6,993
Cost of products sold	1,827	3,078	(12)	(a)	4,893
Gross profit	767	1,321	12		2,100
Selling, general and administrative expenses	358	595	49	(b)	1,002
Operating income	409	726	(37)		1,098
Interest expense	167	127	(20)	(c)	274
Other expense/(income), net	28	(8)	—		20
Income before income taxes	214	607	(17)		804
Provision for income taxes	40	161	(7)	(d)	194
Net income	174	446	(10)		610
Net income attributable to noncontrolling interest	2	—	—		2
Net income attributable to Kraft Heinz	$172	$446	$(10)		$608
Preferred dividend	180	—	—		180
Net (loss)/income attributable to common shareholders	$(8)	$446	$(10)		$428

Basic common shares outstanding					1,192
Diluted common shares outstanding					1,222

Per share data applicable to common shareholders:
Basic earnings per share					$0.36
Diluted earnings per share					$0.35

(a) Represents the change to align Kraft to Kraft Heinz's accounting policy for postemployment benefit plans.
(b) Reflects 2015 Merger-related adjustments including the change to align Kraft to Kraft Heinz's accounting policy for postemployment benefit plans, incremental amortization resulting from the fair value adjustment of Kraft's definite-lived intangible assets, and incremental compensation expense due to the fair value remeasurement of certain of Kraft's equity awards.
(c) Represents the incremental change in interest expense resulting from the fair value adjustment of Kraft's long-term debt in connection with the 2015 Merger, including the elimination of the historical amortization of deferred financing fees and amortization of original issuance discount.
(d) Represents the income tax effect of pro forma adjustments utilizing a 38.5% weighted average statutory tax rate.